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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ________

                                    FORM 8-A
                                    ________


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             UNIONBANCAL CORPORATION
             ______________________________________________________
             (Exact name of registrant as specified in its charter)


                DELAWARE                                 94-1234979
________________________________________    ____________________________________
(State of incorporation or organization)    (I.R.S. Employer Identification no.)


         400 CALIFORNIA STREET,
       SAN FRANCISCO, CALIFORNIA                                      94104-1302
________________________________________                              __________
(Address of principal executive offices)                              (Zip Code)


IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF SECURITIES PURSUANT TO
SECTION 12(b) OF THE EXCHANGE ACT AND IS EFFECTIVE PURSUANT TO GENERAL INSTRUCTION A.(c), CHECK THE FOLLOWING BOX. [ ]

IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF SECURITIES PURSUANT TO
SECTION 12(g) OF THE EXCHANGE ACT AND IS EFFECTIVE PURSUANT TO GENERAL INSTRUCTION A.(d), CHECK THE FOLLOWING BOX. [X]


 SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO WHICH THIS FORM RELATES:
                                 Not Applicable.


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:
                                     None.


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                     Common Stock, par value $1.00 per share


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         This Registration Statement relates to the common stock, par value $1.00 per share (the "Common Stock"), of UnionBanCal Corporation, a Delaware corporation (the "Registrant"). The Registrant currently has 300,000,000 shares of Common Stock authorized for issuance. Each holder of shares of Common Stock is entitled to one vote for each share held on all matters to be voted upon by the Registrant's stockholders. The holders of outstanding shares of Common Stock are entitled to receive ratably such dividends out of assets legally available therefor as the Board of Directors of the Registrant may determine. Upon the Registrant's liquidation or dissolution, the holders of Common Stock will be entitled to share ratably in the Registrant's remaining assets that are legally available for distribution to stockholders. If the Registrant has any preferred stock outstanding, holders of the preferred stock may be entitled to dividend and/or liquidation preferences. In either such case, the Registrant must pay the applicable distribution to the holders of its preferred stock before it may pay any distributions to the holders of Common Stock. Holders of the Common Stock have no conversion, sinking fund, redemption, preemptive or subscription rights. In addition, holders of the Common Stock do not have cumulative voting rights. The Registrant may not further call or assess shares of the Common Stock.

         Based on Amendment No. 1 to the Schedule 13D filed on November 4, 2008 by Mitsubishi UFJ Financial Group, Inc. ("MUFG") and its wholly owned subsidiary The Bank of Tokyo-Mitsubishi UFJ, Ltd. ("BTMU"), all of the outstanding shares of Registrant are beneficially owned by MUFG through BTMU, and Registrant is not aware that MUFG has any plan or intention to dispose of any of the shares of Common Stock of the Registrant that it beneficially owns. In addition, Registrant has no plan or intention to issue and sell any additional shares of its Common Stock to any person other than MUFG.


ITEM 2.  EXHIBITS.

Exhibit 1. Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K dated November 4, 2008.

Exhibit 2. Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K dated November 4, 2008.


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


                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Date: February 11, 2009


                                UNIONBANCAL CORPORATION


                                By: /s/ DAVID I. MATSON
                                ________________________________________________
                                Name:  David I. Matson
                                Title: Vice Chairman and Chief Financial Officer
























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